Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports First Quarter Fiscal 2015 Results

RACINE, WI, July 31, 2014 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the first quarter ended June 30, 2014.  Highlights and year-over-year comparisons include:

•	Sales of $392.5 million, up 4 percent;
•	Operating income of $24.1 million, up 27 percent;
•	GAAP earnings per share of $0.28, up $0.07;
•	Adjusted earnings per share of $0.30, up $0.03.

“We are off to a strong start in fiscal 2015 with both revenue and earnings improvements from the prior year,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “We are benefiting from growth in the commercial vehicle markets and from new program launches in Asia, which have more than offset market weakness in South America.”

First Quarter Financial Results

Net sales in the first quarter of fiscal 2015 grew $16.7 million, or 4 percent, from the first quarter of fiscal 2014, with increases in all segments other than South America.  Gross profit increased $5.8 million, or 9 percent, and gross margin improved 70 basis points to 17.2 percent, largely due to higher sales volume, favorable material costs and $2.2 million of restructuring-related accelerated depreciation expense in the prior year.  Selling, general and administrative (SG&A) expenses increased $0.4 million, but decreased as a percent of sales.  SG&A expense includes a $2.6 million gain from business interruption insurance related to the Airedale fire in fiscal 2014.  The company recorded $0.8 million of restructuring expenses, of which $0.3 million related to the ongoing restructuring in Europe and $0.5 million related to headcount reductions in South America.  Net earnings attributable to Modine of $13.7 million increased $3.7 million from the prior year, and represents GAAP earnings per share of $0.28 compared to $0.21 last year. Excluding restructuring expenses, the company reported adjusted earnings per share of $0.30 in the first quarter of fiscal 2015, compared with $0.27 in the first quarter of last year.

Free cash flow in the quarter was negative $7.5 million, a $13.9 million decrease from the prior year.  This decrease was primarily due to incentive compensation payments made in the first quarter of fiscal 2015 related to fiscal 2014 performance.  Net debt was $88.3 million at June 30, 2014, an increase of $11.1 million from the end of fiscal 2014. Cash and cash equivalents at the end of the first quarter were $74.0 million.

First Quarter Segment Results

North America segment sales increased 2 percent to $151.7 million compared with $148.7 million one year ago.  The increase was driven primarily by higher sales to commercial vehicle and power sports customers, partially offset by lower sales to off-highway and automotive customers.  Operating income increased $1.8 million to $16.1 million compared with the prior year, primarily due to the higher sales volume and favorable material costs.

Europe segment sales increased 9 percent to $158.6 million compared with $146.2 million in the prior year.  This growth was primarily due to higher sales to commercial vehicle customers, and the impact of the stronger euro to U.S. dollar.  On a constant currency basis, sales increased 3 percent.  Operating income for the quarter of $10.4 million included $0.3 million of restructuring charges, primarily related to the consolidation of two manufacturing facilities in Germany.  Operating income improved by $2.4 million compared with the first quarter of the prior year, primarily due to $2.2 million of restructuring-related accelerated depreciation expense in the prior year.

South America segment sales decreased 27 percent to $25.2 million compared with $34.4 million one year ago.  On a constant currency basis, sales decreased 21 percent from the prior year, due primarily to lower sales to commercial vehicle, agricultural equipment, and power generation customers as economic conditions in Brazil continue to weaken.  The segment reported a $0.2 million operating loss, $2.8 million less than the prior year operating income of $2.6 million, due primarily to lower sales volume and $0.5 million in restructuring expense related to headcount reductions to manage costs in the face of the weak economy.

Asia segment sales increased 14 percent to $20.8 million compared with $18.3 million one year ago as higher sales in India were partially offset by lower off-highway export sales from our Korean joint venture.  The segment reported operating income of $0.9 million, a $1.2 million improvement from the prior year.  This improvement was primarily the result of the higher sales volume and favorable materials costs.

Building HVAC segment sales increased 26 percent to $40.7 million compared with $32.4 million one year ago.  This increase was driven by strong sales of North American heating products, as distributors restocked inventory after the strong fiscal 2014 heating season.  Airedale sales were up $4.6 million, including $3.7 million related to the newly acquired Barkell business.  Operating income of $3.2 million was up $2.2 million from the prior year driven primarily by the $2.6 million gain from business interruption insurance related to the Airedale fire in fiscal 2014.

Outlook

Based on the current market outlook, Modine confirms the following expectations for fiscal 2015:

•	Full fiscal year-over-year sales up 3 to 8 percent;
•	Adjusted operating income of $65 million to $73 million, up from $61.3 million in fiscal 2014; and
•	Adjusted earnings per share of $0.63 to $0.73, reflecting the impact of higher income tax expense subsequent to the U.S. valuation allowance reversal in the fourth quarter of fiscal 2014.

“We have taken actions to control our costs in the face of the instability of the South American markets and will continue to respond as appropriate until we are confident that the markets have stabilized,” Burke commented.  “Despite these challenges in Brazil, I am very pleased with our revenue and earnings this quarter, and with the meaningful improvements in some of our major end markets early in fiscal 2015, particularly in North America and Europe.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, July 31, 2014 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2015 first quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after July 31, 2014.  A call-in replay will be available through midnight on August 5, 2014, at 855.859.2056, (international replay 404.537.3406); Conference ID# 73733249.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after August 4, 2014.

About Modine

Modine, with fiscal 2014 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2014 and under Forward-Looking Statements in Item 7 of Part II of that same report.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with Airedale’s operations in temporary sites and timely recovery of insurance proceeds; the overall health and price-down focus of Modine’s customers, particularly in light of some remaining market challenges; the ability of the Company to execute the closure of its McHenry, Illinois facility efficiently and in a manner consistent with its expectations; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in the European Union and North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges and restructuring related expenses and certain losses directly attributable to the fire at our Airedale manufacturing facility.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring expenses.   This is a measure of cash generated from operations, excluding payments for restructuring expenses, during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In millions, except per share amounts)

	Three months ended June 30,
	2014	2013
Net sales	$392.5	$375.8
Cost of sales	324.8	313.9
Gross profit	67.7	61.9
Selling, general & administrative expenses	42.8	42.4
Restructuring expenses	0.8	0.5
Operating income	24.1	19.0
Interest expense	(3.1)	(3.0)
Other expense - net	(0.2)	(0.5)
Earnings before income taxes	20.8	15.5
Provision for income taxes	(6.7)	(4.9)
Net earnings	14.1	10.6
Net earnings attributable to noncontrolling interest	(0.4)	(0.6)
Net earnings attributable to Modine	$13.7	$10.0

Net earnings per share attributable to Modine shareholders - diluted:	$0.28	$0.21

Weighted average shares outstanding - diluted:	47.7	47.3

Condensed consolidated balance sheets (unaudited)

	(In millions)
	June 30, 2014	March 31, 2014
Assets
Cash and cash equivalents	$74.0	$87.2
Trade receivables	219.7	221.1
Inventories	127.3	116.8
Deferred income taxes	12.6	13.0
Other current assets	85.9	60.7
Total current assets	519.5	498.8
Property, plant and equipment - net	360.6	359.6
Deferred income taxes	96.0	98.6
Other noncurrent assets	71.0	75.3
Total assets	$1,047.1	$1,032.3

Liabilities and shareholders' equity
Debt due within one year	$31.2	$33.2
Accounts payable	162.9	171.1
Other current liabilities	166.9	152.9
Total current liabilities	361.0	357.2
Long-term debt	131.1	131.2
Other noncurrent liabilities	108.4	115.3
Total liabilities	600.5	603.7
Total equity	446.6	428.6
Total liabilities & equity	$1,047.1	$1,032.3

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

	(In millions)

	Three months ended June 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$14.1	$10.6
Adjustments to reconcile net earnings with net cash provided by operating activities:
Depreciation and amortization	13.3	16.1
Other - net	4.3	1.6
Net changes in operating assets and liabilities	(29.2)	(12.4)
Net cash provided by operating activities	2.5	15.9

Cash flows from investing activities:
Expenditures for property, plant and equipment	(12.4)	(10.2)
Costs to replace building and equipment damaged in Airedale fire	(1.4)	-
Other - net	(0.2)	0.1
Net cash used for investing activities	(14.0)	(10.1)

Cash flows from financing activities:
Net (decrease) increase in debt	(2.3)	3.1
Other - net	0.3	(1.7)
Net cash (used for) provided by financing activities	(2.0)	1.4

Effect of exchange rate changes on cash	0.3	(0.1)

Net (decrease) increase in cash and cash equivalents	(13.2)	7.1

Cash and cash equivalents at beginning of the period	87.2	23.8

Cash and cash equivalents at end of the period	$74.0	$30.9

Segment operating results (unaudited)

	(In millions)

	Three months ended June 30,
	2014	2013
Net sales:
North America	$151.7	$148.7
Europe	158.6	146.2
South America	25.2	34.4
Asia	20.8	18.3
Building HVAC (a)	40.7	32.4
Segment net sales	397.0	380.0
Corporate and eliminations	(4.5)	(4.2)
Net sales	$392.5	$375.8

Operating income (loss):
North America	$16.1	$14.3
Europe (b)	10.4	8.0
South America (c)	(0.2)	2.6
Asia	0.9	(0.3)
Building HVAC (a)	3.2	1.0
Segment operating income	30.4	25.6
Corporate and eliminations	(6.3)	(6.6)
Operating income	$24.1	$19.0

(a)	During the first quarter of fiscal 2015, the Company changed the name of its Commercial Products segment to Building HVAC. There were no changes to the operations or reported financial results of this segment as a result.

(b)	The first quarter of fiscal 2015 operating income in the Europe segment included restructuring expenses of $0.3 million. The first quarter of fiscal 2014 operating income in the Europe segment included accelerated depreciation of $2.2 million and restructuring expenses of $0.5 million.

(c)	The first quarter of fiscal 2015 operating loss in the South America segment included restructuring expenses of $0.5 million.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

	(In millions, except per share amounts)

	Three months ended June 30,
	2014	2013
Operating income	$24.1	$19.0
Restructuring expenses - Europe (a)	0.3	0.5
Accelerated depreciation - Europe (b)	-	2.2
Restructuring expenses - South America (a)	0.5	-
Adjusted operating income	$24.9	$21.7

Net earnings per share attributable to Modine shareholders - diluted	$0.28	$0.21
Restructuring expenses - Europe (a)	0.01	0.01
Accelerated depreciation - Europe (b)	-	0.05
Restructuring expenses - South America (a)	0.01	-
Adjusted earnings per share	$0.30	$0.27

(a)	Restructuring expenses primarily relate to severance charges.
(b)	Accelerated depreciation, which is reported in cost of sales, relates to production equipment that is no longer used because of manufacturing process changes in Germany.

There was no income tax impact related to the Europe restructuring expenses or accelerated depreciation because of income tax valuation allowances in Germany.

Net debt (unaudited)

	(In millions)

	June 30, 2014	March 31, 2014
Debt due within one year	$31.2	$33.2
Long-term debt	131.1	131.2
Total debt	162.3	164.4

Less: cash and cash equivalents (a)	74.0	87.2
Net debt	$88.3	$77.2

(a)	Cash and cash equivalents as of June 30, 2014 and March 31, 2014, included $14.1 million and $16.8 million, respectively, of advances from the Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)

	(In millions)

	Three months ended June 30,
	2014	2013
Net cash provided by operating activities (a)	$2.5	$15.9
Expenditures for property, plant and equipment	(12.4)	(10.2)
Payments for restructuring expenses	2.4	0.7
Free cash flow	$(7.5)	$6.4

(a)	Net cash provided by operating activities for the three months ended June 30, 2014 was negatively impacted by $1.3 million related to the timing of insurance proceeds from the Airedale fire.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com